EXHIBIT 12

                         NEWELL CO. AND SUBSIDIARIES
                         STATEMENT OF COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands, except ratio data)
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
                                                                                  For the Year Ended
                                                         Year-to-date                December 31,
                                                         September 30,       ----------------------------
                                                             1998               1997*            1996*
                                                        --------------       ------------    ------------
     Earnings available to fixed charges:
        Income before income taxes                          $   407,431 (1)  $   485,334     $   434,378
        Fixed charges -
           Interest expense                                      43,966           76,413          58,541
           Portion of rent determined
                to be interest (2)                               13,740           16,963          15,185
           Minority interest in
                income of subsidiary trust                       19,984            1,528               -
           Eliminate equity in
                earnings                                        (5,527)           (5,831)         (6,364)
                                                         --------------      ------------     -----------
                                                            $   479,594      $   574,407      $   501,740
                                                         ==============      ============     ===========

        Fixed charges:
           Interest expense                                $     43,966      $     76,413    $     58,541

           Portion of rent determined
                to be interest (2)                               13,740            16,963         15,185
           Minority interest in
                income of subsidiary trust                       19,984             1,528               -
                                                         --------------      ------------    ------------
                                                           $     77,690      $     94,904    $     73,726
                                                         ==============      ============    ============


           Ratio of earnings to fixed charges                      6.17              6.05            6.81
                                                         ==============      ============    ============


   * Restated for the merger with Calphalon Corporation on May 7, 1998, which was accounted for as a pooling of interests.

   (1) Excludes one-time net pre-tax gain of $191,513 from the sale of Black & Decker stock, offset partially by $11,398 of one-time pre-tax charges.

   (2) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

                                   -31-

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